Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Spectra Energy Corp of our report dated March 10, 2006 (March 31, 2006 as to the financial statement schedule listed in the Index at Item 15), relating to the consolidated financial statements and financial statement schedule of Duke Energy Field Services, LLC appearing in the Current Report on Form 8-K dated December 14, 2006, of Spectra Energy Corp and appearing in Amendment No. 3 to the Annual Report on Form 10-K/A of Spectra Energy Capital, LLC (formerly Duke Capital, LLC) for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

January 17, 2007